Exhibit (a)(5)(H)

For Immediate Release

Deltek Contact:

Lauran Cacciatori

Senior Director, Corporate Marketing and Communications

703.885.9947

laurancacciatori@deltek.com

Deltek Completes Its Acquisition of Onvia

The combination of Onvia and GovWin IQ allows Deltek to offer the most complete source for public sector procurement information and government market intelligence

Herndon, VA – November 17, 2017 – Deltek, the leading global provider of enterprise software and solutions for project-based businesses, today announced that it has completed its acquisition of Onvia (NASDAQ: ONVI) – a leader in market intelligence for businesses selling to the public sector.

Onvia provides enterprise, mid-market and small business customers with comprehensive federal, state and local government contracting leads. By acquiring Onvia, Deltek will deliver the most comprehensive public sector market intelligence available through the combination of GovWin IQ and Onvia.

“We are very excited to welcome Onvia into the Deltek family and begin our journey as one global team,” said Mike Corkery, Deltek’s President and CEO. “Together, Deltek’s GovWin IQ and Onvia provide the most comprehensive source of information for public sector procurement and government market intelligence. Our customers will benefit from our now broadened solution set, helping them to power their project pursuits and win more business.”

The agreement to combine with Onvia was announced on October 5, 2017. Deltek’s parent company, Project Diamond Intermediate Holdings Corporation, has acquired a majority of Onvia’s outstanding shares of common stock for $9.00 per share in an all-cash tender offer. The closing of the transaction follows the unanimous approval of the Onvia Board of Directors and recommendation that Onvia stockholders tender their shares pursuant to the offer. The transaction was conditioned upon satisfaction of the minimum tender condition, which required that shares representing more than 50 percent of Onvia’s common stock be validly tendered, and other customary conditions.

Onvia’s common stock will cease trading on NASDAQ prior to market open on November 17, 2017, and will be delisted from NASDAQ.

About Onvia

Onvia (NASDAQ: ONVI) is the leader in sales intelligence and acceleration for businesses selling to the public sector. Onvia provides enterprise, mid-market and small business customers with the most comprehensive set of federal, state and local government contracting leads. Clients grow their sales pipeline with access to bids, RFPs and future spending data, along with agency contacts, competitor information and market analytics – all backed by Onvia’s smart search technology, CRM integration and expert support. Resolving the friction in this $2 trillion market, Onvia creates mutual value for public and private sectors, taxpayers and society at large.

About Deltek

Deltek is the leading global provider of enterprise software and information solutions for government contractors, professional services firms and other project-based businesses. For decades, we have delivered actionable insight that empowers our customers to unlock their business potential. 22,000 organizations and millions of users in over 80 countries around the world rely on Deltek to research and identify opportunities, win new business, recruit and develop talent, optimize resources, streamline operations and deliver more profitable projects. Deltek – Know more. Do more.® www.deltek.com

Forward-Looking Statements

The statements included in this press release contain forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. Deltek and Onvia undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond the control of either company, including, but not limited to, the following: (a) the risk that the transaction disrupts current plans and operations; (b) difficulties or unanticipated expenses in connection with integrating Onvia into Deltek; (c) the risk that the acquisition does not perform as planned or realize expected benefits; and (d) potential difficulties in employee retention following the closing of the transaction. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in the public reports of each company filed or to be filed with the Securities and Exchange Commission.

###